Exhibit 10.41

AMERICAN WELL CORPORATION

SUB PLAN TO THE 2020 EMPLOYEE STOCK PURCHASE PLAN

REPUBLIC OF IRELAND AND THE UNITED KINGDOM

As Effective February 8, 2022

1.Overview. This plan (the "Sub Plan") was adopted by the Board of Directors (the "Board") of the American Well Corporation (the "Company") on February 8, 2022 as a sub plan of the American Well Corporation 2020 Employee Stock Purchase Plan (the "Main Plan"), pursuant to Article 11.3(c) of the Main Plan. Capitalized terms not defined herein shall have the meaning assigned under the Main Plan. The Sub Plan and all rights to purchase Common Stock issued hereunder are subject to the terms and conditions of the Main Plan, except as modified by the provisions of this Sub Plan. In the event of any inconsistency between the Main Plan and this Sub Plan, this Sub Plan will control to the extent consistent with Applicable Law.

2.Purpose. The purpose of this Sub Plan is to facilitate the grant of rights to purchase Common Stock of the Company to Eligible Employees who are resident in either the Republic of Ireland or the United Kingdom.

3.Eligibility. Rights to purchase Common Stock made under this Sub Plan may only be granted to Eligible Employees of the Company and its Designated Subsidiaries who are resident in either the Republic of Ireland or the United Kingdom. The provision in clause (iii) of the definition of Eligible Employee in the Main Plan, which permits the Administrator to exclude from an Offering Period any Employees whose customary employment is for twenty hours or less per week, shall not for the purposes of this Sub-Plan apply and no Employees shall be excluded from an Offering Period on this basis.

4.Terms of participation. The terms and conditions of all grants of rights to purchase Common Stock in any Offering Period made under this Sub Plan shall be governed by the provisions of the Main Plan, save as modified by the following provisions laid out in this Clause 4.

(a)Payroll deductions to be made from post-tax Compensation. Article 5.3 of the Main Plan shall apply in full to this Sub Plan, save that any payroll deductions for a Participant which are made in connection with a Participant's participation in the Sub Plan shall be made from their Compensation after any deductions or withholdings on account of the Participant's liability to taxation or social security contributions (or any other duties, charges or levies) arising on such compensation have been made by Company or any Designated Subsidiary (as applicable). The definition of "Compensation" in Article 2.7 shall be amended accordingly to give effect to this paragraph 4(a).

(b)Offers made under Non-423 Component. All rights to purchase Common Stock granted under this Sub Plan shall be made under the Non-423 Component. No rights to purchase Common Stock may be granted pursuant this Sub Plan under the 423 Component.

(c)Effect of statutory leave. During any period of extended statutory leave in the Republic of Ireland or the United Kingdom (including, but not limited to, any period of statutory maternity leave, paternity leave, adoption leave or long-term sick leave), a Participant shall be entitled to continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

(d)Participant liability for foreign exchange movements. Each Participant's payroll deductions shall be made in the currency in which their Compensation is ordinarily paid and will be applied to the purchase of such whole Shares as can be acquired with such accumulated payroll deductions, such amount having first been converted by the Administrator into US dollars. Neither the Administrator nor the Company shall have any obligation to maintain or procure the conversion of accumulated payroll deductions into US dollars at any particular rate, nor to acquire any particular number of Shares (other than such whole number of Shares as may be acquired with the Participant's accumulated payroll deductions after such conversion into US dollars has been made).

5.Relationship with contract of employment.

(a)Neither the participation of a Participant in this Sub Plan, nor the provision of any benefits under this Sub Plan, shall form part of a Participant's entitlement to remuneration or benefits pursuant to their contract of employment. Benefits under this Sub Plan shall not be pensionable. The rights and obligations of the Participant under the terms of their contract of employment shall not be affected by their participation in this Sub Plan. A Participant shall not be entitled to any, or any additional, damages or compensation for any loss of benefit under this Sub Plan, being a loss arising in consequence of the Participant giving or receiving notice of termination of employment with the Company or any Subsidiary or ceasing to hold employment with the Company or any Subsidiary for any reason whatsoever, whether lawful or unlawful. A Participant shall not be entitled to any compensation for any loss or potential loss arising by reason of any exercise (or lack of exercise) of any discretion under this Plan.

(b)Rule 12.8 of the Main Plan shall be deleted and replaced with the following for the purposes of this Sub-Plan:

12.8         No Employment Rights. Nothing in the Plan shall be construed to give any Person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect any right the Company or any Parent or Subsidiary may have to terminate the employment of any Person (including any Eligible Employee or Participant) at any time, with or without cause, subject to Applicable Law.

6.Designation of Beneficiary.  Rule 12.4 shall not apply to any awards granted under this Sub-Plan.

7.Data protection. To the satisfaction and under the direction of the Board, all operations of the Sub Plan and each grant of rights to purchase Common Stock shall include or be supported by appropriate agreements, notifications and arrangements in respect of the collection, storage, use, transfer and other processing of personal data in connection with the Sub Plan, in order to secure:

(a)the Administrator's reasonable freedom to operate the Sub Plan and for connected purposes; and

(b)

compliance with all data protection requirements applicable from time to time, including under any Applicable Laws relating to data processing and under and any relevant practices and policies of the Company and any Subsidiary.

The Group's Data Protection Policy and/or Privacy Notice will apply to the processing of personal data in connection with this Sub Plan.

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